Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2022 FINANCIAL RESULTS

Englewood, Colorado, May 6, 2022 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported first quarter 2022 results (1).

“We took important first steps in our turnaround, with a focus on stabilizing our core US vCommerce business and setting the foundation for accelerating growth in streaming. We restructured the organization and leadership of the QVC US and HSN brands, formed a new dedicated streaming business unit and attracted a proven leader at Zulily,” said David Rawlinson, President and CEO of Qurate Retail.

“Our first quarter results reflect the continued challenges of operating amidst extreme supply chain disruptions. We don’t believe this quarter’s results reflect the long-term underlying health of our businesses. In addition, heightened inflationary pressure and the situation in Ukraine led to depressed consumer sentiment, and we experienced a larger-than-expected operational disruption related to the December fire at our Rocky Mount, NC fulfillment center. While our turnaround will take time, and progress may be not be a straight line, we are starting from a position of strength with scale in our television and streaming reach, a strong financial profile, and core competencies in building consumer engagement.”

First quarter 2022 operating results:

●	Qurate Retail revenue decreased 14% to $2.9 billion
●	In constant currency(2) revenue decreased 12%
●	eCommerce revenue decreased 14% to $1.8 billion or 61% of total revenue
●	Qurate Retail reported diluted EPS of $0.00
●	Adjusted diluted EPS(3) of $0.15
●	QxH revenue decreased 13%
●	QVC International revenue decreased 13%
●	In constant currency, revenue decreased 7%
●	Zulily revenue decreased 38%
●	Cornerstone revenue increased 19%

Corporate headlines:

●	Announced new executive leadership appointments on March 2nd and efforts to differentiate brand experiences across QVC US and HSN
●	Mike Fitzharris named President, QVC US
●	Rob Muller named President, HSN
●	Mary Campbell named President of a new business unit created to accelerate efforts in streaming and other live video commerce (“vCommerce”) initiatives
●	Named Terry Boyle, former Nordstrom executive and digital retail veteran, as President & CEO of Zulily effective March 14th

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2022 to the same period in 2021.

FIRST QUARTER 2022 FINANCIAL RESULTS

(amounts in millions)	1Q21	1Q22	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,936	$1,684	(13)%
QVC International	774	670	(13)%	(7)%
Zulily	377	232	(38)%
Cornerstone	250	297	19%
Total Qurate Retail Revenue	$3,337	$2,883	(14)%	(12)%

Operating Income (Loss)
QxH(b)	$257	$42	NM
QVC International	124	88	(29)%	(24)%
Zulily(c)	(18)	(38)	(111)%
Cornerstone	21	24	14%
Unallocated corporate cost	(11)	(10)	9%
Total Qurate Retail Operating Income (Loss)	$373	$106	NM

Adjusted OIBDA (Loss)
QxH	$349	$225	(36)%
QVC International	143	104	(27)%	(22)%
Zulily	6	(18)	NM
Cornerstone	27	31	15%
Unallocated corporate cost	(8)	(7)	13%
Total Qurate Retail Adjusted OIBDA (Loss)	$517	$335	(35)%	(34)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the first quarter of 2022, QxH incurred (i) an $80 million write-down related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold and (ii) $2 million of other costs related to the fire at its Rocky Mount, NC fulfillment center included in restructuring and fire related costs, net. These costs are included in operating income and excluded from adjusted OIBDA.
c)	Zulily recorded $2 million of restructuring charges during the first quarter of 2022 that are included in operating income and excluded from adjusted OIBDA.

FIRST QUARTER 2022 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	1Q21	1Q22
Net income	$206	$1
Adjusted net income(a)	$201	$58

Basic weighted average shares outstanding ("WASO")	411	379
Potentially dilutive shares	11	5
Diluted WASO	422	384

GAAP EPS(b)	$0.49	$0.00
Adjusted EPS(a)	$0.48	$0.15

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 12% decrease in units shipped, reflecting supply chain constraints and product scarcity for home and electronics items, as well as weakened consumer sentiment due to inflation and the invasion of Ukraine and a decrease in shipping and handling revenue. Average selling price was flat as price increases primarily in apparel were offset by mix shift away from higher price point categories including home and electronics. Although total customer count declined compared to the first quarter of 2021’s solid gains, QxH experienced a 7% increase in average spend per customer and a 6% increase in items purchased per customer. QxH reported declines primarily in home, electronics, accessories and beauty, partially offset by growth in apparel.

Operating income and adjusted OIBDA margin(3) decreased primarily due to deleverage of fulfillment (freight and warehouse) and operating expenses (customer service, commissions and credit card fees) and higher fixed costs, inventory obsolescence and bad debt expenses. These pressures were partially offset by higher product margins due to favorable category mix shift into apparel. Operating income was further negatively impacted by the $80 million in write-down of inventory remaining at the Rocky Mount facility, described below.

On December 18, 2021, QVC experienced a fire at its Rocky Mount, NC fulfillment center.  Rocky Mount was Qurate Retail’s second-largest fulfillment center, processing approximately 25% to 30% of volume for QVC US and serving as QVC US’s primary returns center for hard goods. QVC has made a decision not to rebuild the facility; however, it is still in the process of determining future plans for the property. Excluding Rocky Mount, QVC operates eight fulfillment centers in the US.  QVC has taken steps to mitigate disruption to its operations including diverting inbound orders, leveraging its existing fulfillment centers and supplementing these facilities with short-term leased space as needed. While the Company has taken steps to minimize the overall impact to its business, it experienced elevated warehouse and logistics costs during the three months ended March 31, 2022 and anticipates these increased warehouse and logistics costs to continue during 2022.

During the year ended December 31, 2021, QVC recorded $229 million of fire related costs for which recovery was deemed probable and received $100 million of insurance proceeds. During the first quarter of 2022, QVC incurred an additional $2 million in fire related costs, net, primarily related to personnel costs and legal fees, that will not be reimbursed by QVC’s insurance policies and are included in operating income, and $14 million of other fire related costs for which recovery was deemed probable based on the Company’s insurance policies. While there can be no assurance, based on the provisions of QVC’s insurance policies and discussions with insurance carriers, QVC determined that recovery of certain fire related costs is probable, and has recorded an insurance receivable with a balance of $143 million as of March 31, 2022, net of $100 million of insurance proceeds received in advance (see Schedule 4).

Qurate Retail is still in the process of assessing the extent of damage to property and recoverability of inventory and submitting relevant insurance claims. During the three months ended March 31, 2022, QVC recorded an $80 million write-down related to Rocky Mount inventory which was included in cost of goods sold in the quarter.  Due to the circumstances surrounding the write-down of the inventory, this write-down has been excluded from adjusted OIBDA. These write-downs are expected to be submitted as part of QVC’s business interruption insurance claim; however, there can be no assurance they will be recovered. QVC expects to continue to record additional costs and recoveries until the property damage and inventory recoverability assessment is completed and the insurance claim is fully settled.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 9% versus the Japanese Yen, 7% versus the Euro and 3% against the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2021.

QVC International’s constant currency revenue declined primarily due to a 6% decline in units shipped, also reflecting supply chain constraints, product scarcity and weakened consumer sentiment driven by the invasion of Ukraine, which particularly affected QVC International’s European markets.  Average selling price was flat, primarily due to product scarcity for higher price home electronic and beauty products. QVC International reported declines in all categories except apparel in constant currency.

Operating income and adjusted OIBDA margin decreased primarily due to lower product margins and deleverage of fulfillment and administrative costs.

Zulily

Zulily revenue decreased primarily reflecting product scarcity largely driven by supply chain constraints and marketing inefficiencies due to cost inflation and privacy changes on certain social media platforms, which caused Zulily to reduce marketing spend, affecting its customer acquisition and retention.

Operating margin and adjusted OIBDA margin decreased primarily due to deleverage of fixed costs and fulfillment expenses, which was partially offset by lower marketing spend and higher product margins. Zulily recorded $2 million of restructuring charges during the first quarter of 2022, principally related to its regional office space strategy and expenses associated with its Pennsylvania facility closure. These restructuring charges are included in operating income and excluded from adjusted OIBDA.

Cornerstone

Cornerstone generated record first quarter revenue at each of its brands. This is primarily due to strong growth in its home brands (Frontgate, Ballard Designs, and Grandin Road) and demand for apparel and home products at Garnet Hill.

Operating income and adjusted OIBDA margin decreased primarily from higher freight costs, which were partially offset by product margin gains and leverage of fixed costs and marketing expenses.

FIRST QUARTER 2022 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q21	1Q22	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	66.0%	67.4%	140	bps
Operating Income Margin (%)	13.3%	2.5%	NM
Adjusted OIBDA Margin (%)	18.0%	13.4%	(460)	bps
Average Selling Price	$52.61	$52.81	-%
Units Sold			(12)%
Return Rate(c)	14.3%	15.2%	90	bps
eCommerce Revenue(d)	$1,142	$996	(13)%
eCommerce % of Total Revenue	59.0%	59.1%	10	bps
Mobile % of eCommerce Revenue(e)	66.2%	66.3%	10	bps
LTM Total Customers(f)	11.8	9.9	(16)%

QVC – International
Cost of Goods Sold % of Revenue	61.9%	63.6%	170	bps
Operating Income Margin (%)	16.0%	13.1%	(290)	bps
Adjusted OIBDA Margin (%)	18.5%	15.5%	(300)	bps
Average Selling Price			(7)%		-%
Units Sold			(6)%
Return Rate(c)	18.0%	18.5%	50	bps
eCommerce Revenue(d)	$353	$318	(10)%		3%
eCommerce % of Total Revenue	45.6%	47.5%	190	bps
Mobile % of eCommerce Revenue(e)	71.7%	71.7%	0	bps
LTM Total Customers(f)	5.1	4.7	(8)%

Zulily
Cost of Goods Sold % of Revenue	76.4%	76.7%	30	bps
Operating Income Margin (%)	(4.8)%	(16.4)%	(1,160)	bps
Adjusted OIBDA Margin (%)	1.6%	(7.8)%	NM
Mobile % of Total Orders	75.5%	74.7%	(80)	bps
LTM Total Customers(f)	5.8	4.0	(31)%

Cornerstone
Cost of Goods Sold % of Revenue	59.8%	61.7%	190	bps
Operating Income Margin (%)	8.4%	8.1%	(30)	bps
Adjusted OIBDA Margin (%)	10.8%	10.4%	(40)	bps
eCommerce Revenue(d)	$180	$224	24%
eCommerce % of Total Revenue	72.0%	75.4%	340	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Excludes an $80 million write-down related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold.
c)	Measured as returned sales over gross shipped sales in US dollars.
d)	Based on net revenue.
e)	Based on gross US dollar orders.
f)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate in 2022 will be in the range of 27-31% including federal, state and foreign taxes. This is elevated relative to prior years due to the expiration of certain of Qurate Retail’s green energy investment credits at the end of 2021. This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from February 1, 2022 through April 30, 2022.  The remaining repurchase authorization for Qurate Retail is approximately $492 million as of May 1, 2022.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on May 6, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2021	3/31/2022
Cash and cash equivalents (GAAP)	$587	$608

Indemnification Asset(a)	$324	$239

Debt:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	481	747
Total Qurate Retail Group Debt	$4,931	$5,197

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,160	1,159
Corporate Level Debentures	1,952	1,951
Total Qurate Retail, Inc. Debt	$6,883	$7,148
Unamortized discount, fair market value adjustment and deferred loan costs	106	(56)
Total Qurate Retail, Inc. Debt (GAAP)	$6,989	$7,092

Other Financial Obligations:
Preferred stock(d)	$1,261	$1,265

QVC, Inc. leverage(e)	2.1x	2.5x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement.

Cash at Qurate Retail increased $21 million in the first quarter as additional borrowing under QVC’s bank credit facility more than offset cash used by operations and capital expenditures.

Total debt at Qurate Retail increased $265 million in the first quarter due to borrowing under QVC’s bank credit facility. QVC’s bank credit facility has $747 million drawn as of March 31, 2022 with available capacity of approximately $2.48 billion, net of letters of credit. Qurate Retail is in compliance with all debt covenants as of March 31, 2022.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of March 31, 2022, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our condensed balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on May 6, 2022.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 5519534, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, the impact of the fire at QVC’s Rocky Mount fulfillment center, insurance recoveries, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs and fire related costs, net (including Rocky Mount inventory losses).  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q21	2Q21	3Q21	4Q21	1Q22
Qurate Retail, Inc. Operating Income	$373	$433	$274	$7	$106
Depreciation and amortization	128	129	139	141	130
Stock compensation expense	16	19	19	18	15
Restructuring and fire related costs, net (including Rocky Mount inventory losses)	—	—	—	21	84
Impairment of intangible assets	—	—	—	363	—
Qurate Retail, Inc. Adjusted OIBDA	$517	$581	$432	$550	$335

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q21	2Q21	3Q21	4Q21	1Q22
QVC
Operating income	$381	$422	$316	$388	$130
Depreciation and amortization	102	102	111	114	109
Stock compensation	9	11	13	11	8
Fire related costs, net (including Rocky Mount inventory losses)	—	—	—	21	82
Adjusted OIBDA	$492	$535	$440	$534	$329

QxH Adjusted OIBDA	$349	$391	$325	$374	$225
QVC International Adjusted OIBDA	$143	$144	$115	$160	$104

Zulily
Operating income (loss)	$(18)	$(15)	$(40)	$(396)	$(38)
Depreciation and amortization	20	20	20	21	15
Stock compensation	4	4	3	2	3
Restructuring charges	—	—	—	—	2
Impairment of intangible assets	—	—	—	363	—
Adjusted OIBDA (Loss)	$6	$9	$(17)	$(10)	$(18)

Cornerstone
Operating income	$21	$44	$16	$27	$24
Depreciation and amortization	6	7	8	6	6
Stock compensation	—	1	—	1	1
Adjusted OIBDA	$27	$52	$24	$34	$31

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	1Q21	2Q21	3Q21	4Q21	1Q22
Qurate Retail, Inc. Net Income (GAAP)	$206	222	$127	$(215)	$1
Purchase accounting amort., net of deferred tax benefit (a)	26	25	27	28	17
Impairment of intangible assets, net of tax impact	—	—	—	331	—
Restructuring and fire related costs, net of recoveries and tax impact (including Rocky Mount inventory losses)	—	—	—	16	63
Mark-to-market adjustments, net(b)	(31)	(15)	(31)	—	(23)
Adjusted Net Income	$201	$232	$123	$160	$58

Diluted earnings (loss) per share (GAAP)	$0.49	$0.52	$0.31	$(0.54)	$—
Total adjustments per share, net of tax	(0.01)	0.02	(0.01)	0.94	0.15
Adjusted earnings per share	$0.48	$0.54	$0.30	$0.40	$0.15

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred and the insurance receivable balance related to the Rocky Mount, Inc. fulfillment center fire for the year ended December 31, 2021 and three months ended March 31, 2022.

DIRECT COSTS RELATED TO ROCKY MOUNT FIRE AND INSURANCE RECEIVABLE BALANCE

(amounts in millions)
Year ended December 31, 2021:
Loss on inventory	$134
Loss on fixed assets	87
Other fire related costs	29
Total	250
Less: Fire related costs not deemed probable to be covered by insurance policies(a)	(21)
Less: Insurance recoveries received	(100)
Insurance receivable balance as of December 31, 2021	$129

Three months ended March 31, 2022:
Other fire related costs(b)	16
Less: Fire related costs not deemed probable to be covered by insurance policies(c)	(2)
Insurance receivable balance as of March 31, 2022	$143

a)	Costs included in QxH’s operating income and excluded from adjusted OIBDA primarily related to personnel costs.
b)	Excludes an $80 million write-down related to inventory remaining at the Rocky Mount facility, for which no insurance receivable was recorded as of March 31, 2022. This expense will be submitted as part of QVC's insurance claim; however, there can be no assurance that it will be recovered. The $80 million inventory write-down is included in QxH's operating income and excluded from adjusted OIBDA.
c)	Costs included in QxH's operating income and excluded from adjusted OIBDA primarily related to personnel costs and legal fees.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2022	2021
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$608	587
Trade and other receivables, net	1,307	1,679
Inventory, net	1,772	1,623
Indemnification agreement receivable	239	324
Other current assets	243	235
Total current assets	4,169	4,448
Property and equipment, net	1,028	1,077
Intangible assets not subject to amortization	9,350	9,377
Intangible assets subject to amortization, net	698	745
Other assets, at cost, net of accumulated amortization	563	602
Total assets	$15,808	16,249
Liabilities and Equity
Current liabilities:
Accounts payable	1,212	1,429
Accrued liabilities	985	1,236
Current portion of debt	1,901	1,315
Other current liabilities	212	244
Total current liabilities	4,310	4,224
Long-term debt	5,191	5,674
Deferred income tax liabilities	1,390	1,353
Preferred stock	1,265	1,261
Other liabilities	645	707
Total liabilities	12,801	13,219
Equity	2,880	2,894
Non-controlling interests in equity of subsidiaries	127	136
Total liabilities and equity	$15,808	16,249

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2022	2021
Revenue:
Total revenue, net	$2,883	3,337

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	2,002	2,195
Operating expense	196	206
Selling, general and administrative, including stock-based compensation	445	435
Restructuring and fire related costs, net	4	—
Depreciation and amortization	130	128
	2,777	2,964
Operating income (loss)	106	373

Other income (expense):
Interest expense	(117)	(117)
Share of earnings (losses) of affiliates, net	(1)	(32)
Realized and unrealized gains (losses) on financial instruments, net	30	41
Other, net	53	13
	(35)	(95)
Earnings (loss) before income taxes	71	278
Income tax (expense) benefit	(58)	(54)
Net earnings (loss)	13	224
Less net earnings (loss) attributable to noncontrolling interests	12	18
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$1	206

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2022	2021

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$13	224
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	130	128
Stock-based compensation	15	16
Share of (earnings) losses of affiliates, net	1	32
Realized and unrealized (gains) losses on financial instruments, net	(30)	(41)
Deferred income tax expense (benefit)	29	2
Other, net	(25)	6
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	365	382
Decrease (increase) in inventory	(155)	(81)
Decrease (increase) in prepaid expenses and other assets	8	32
(Decrease) increase in trade accounts payable	(211)	(165)
(Decrease) increase in accrued and other liabilities	(319)	(382)
Net cash provided (used) by operating activities	(179)	153

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(7)	(118)
Capital expenditures	(43)	(47)
Expenditures for television distribution rights	(2)	(56)
Cash proceeds from dispositions of investments	12	2
Proceeds from sale of fixed assets	—	40
Other investing activities, net	24	(1)
Net cash provided (used) by investing activities	(16)	(180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	460	265
Repayments of debt	(195)	(194)
Repurchases of Qurate Retail common stock	—	(41)
Withholding taxes on net settlements of stock-based compensation	(7)	(21)
Dividends paid to noncontrolling interest	(14)	(16)
Dividends paid to common shareholders	(10)	(13)
Other financing activities, net	(5)	(3)
Net cash provided (used) by financing activities	229	(23)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(13)	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	21	(67)
Cash, cash equivalents and restricted cash at beginning of period	596	814
Cash, cash equivalents and restricted cash at end period	$617	747